Exhibit 99.2

The Bruton’s Tyrosine Kinase (BTK) Inhibitor Ibrutinib (PCI-32765) Monotherapy Demonstrates Long-term Safety and Durability of Response in Chronic Lymphocytic Leukemia (CLL)/Small Lymphocytic Lymphoma (SLL) Patients in an Open-Label Extension Study

SUSAN O’BRIEN, MD1, RICHARD FURMAN, MD2, NATHAN FOWLER, MD3, STEVEN COUTRE, MD4, JEFF SHARMAN, MD5, KRISTIE BLUM, MD6, JAN BURGER, MD, PHD1, JEFFREY JONES, MD, MPH6, WILLIAM WIERDA, MD, PHD1, EMILIANO MUGNAINI, MD, PHD7, IAN FLINN, MD, PHD8, RANJANA ADVANI, MD9, KATHRYN KOLIBABA, MD10, YUN SHAW11, FONG CLOW, ScD11, DANELLE JAMES, MD, MAS11, ALVINA D. CHU, MD11,  JOHN C. BYRD, MD6

1Department of Leukemia, University of Texas MD Anderson Cancer Center, Houston, TX
2Department of Medicine, Division of Hematology-Oncology, Weill Cornell Medical College, New York, NY
3Department of Lymphoma, University of Texas MD Anderson Cancer Center, Houston, TX
4Division of Hematology, Stanford Cancer Center, Stanford University School of Medicine, Stanford, CA
5Willamette Valley Cancer Institute and Research Center, Springfield, OR
6Division of Hematology, The Ohio State University, Columbus, OH
7Department of Medicine, Vermont Cancer Center, University of Vermont, Burlington, VT
8Sarah Cannon Research Institute, Nashville, TN
9Division of Oncology, Stanford Cancer Center, Stanford University School of Medicine, Stanford, CA
10Northwest Cancer Specialists, Vancouver, WA
11Pharmacyclics, Inc., Sunnyvale, CA

Abstract Review Category:  642. CLL: Therapy, excluding Transplantation

Key Words: chronic lymphocytic leukemia, safety, tyrosine kinase inhibitor

Background: Bruton’s Tyrosine Kinase (BTK) plays a critical role in chronic lymphocytic leukemia (CLL) cell survival by modulating B-cell receptor signaling.  Ibrutinib (PCI-32765), a first-in-class oral inhibitor of BTK, inhibits proliferation, migration and adhesion in CLL cells.  A total of 148 patients with CLL/SLL received ibrutinib monotherapy in a Phase 1 multiple ascending dose study (PCYC-04753) or Phase 1b/2 continuous dosing study (PCYC-1102-CA), after which a long-term extension study was available for continued follow-up for safety and efficacy with daily orally-administered ibrutinib monotherapy.  The studies included patients with treatment-naïve (TN) and relapsed or refractory (RR) CLL/SLL. The aims of the present analysis were to evaluate safety based on time on ibrutinib therapy (≤ 1 year and > 1 year), summarize safety findings in the TN and RR patient populations, and assess duration of response (DOR).

Methods: Demographics and baseline characteristics were summarized according to parent study, comprising either TN patients or RR CLL/SLL patients who had received at least one dose of ibrutinib monotherapy.  Patient disposition, treatment-emergent adverse events (AEs), best response, overall response rate (ORR), and DOR were determined for the time treated (beginning in the parent studies and extending into the long-term extension study).

Results:
Patient Characteristics	Treatment-Naïve CLL/SLL (≥ 65 years)	Relapsed/Refractory CLL/SLL	Total CLL/SLL
Number of patients	31	117	148
Median age (range)	71 (65, 84)	65 (37, 82)	68 (37, 84)
Age ≥ 65 years	31 (100%)	60 (51%)	91 (61%)
≥ 3 Prior therapies	0	83 (71%)	83 (56%)
Rai Stage III or IV	17 (54%)	62 (53%)	79 (53%)
Median time on study treatment, months (range)	26.7 (0.3, 34.0)	20.5 (0.3, 42.0)	21.5 (0.3, 42.0)
Patients continuing study treatment	25/ 31 (81%)	68/ 117 (58%)	93/ 148 (63%)
Treatment discontinuation due to disease progression	1 (3%)	21 (18%)	22 (15%)
Death within 30 days of last dose	0	11 (9%)	11 (7%)

At a median treatment duration of 21.5 months, 109 out of 148 patients continued treatment with ibrutinib for over a year.  The percentage of patients who had a grade 3 or higher serious adverse event (SAE) declined over time from 43% within the first year of study treatment to 32% after the first year of treatment.  With respect to side effects determined to be related to study drug, the number of grade 3 AEs and SAEs also declined from within the first year of treatment (24% and 8%, respectively) to after the first year of treatment (7% and 0%, respectively).  AEs leading to ibrutinib discontinuation occurred in 12 patients within the first year of treatment for all 148 patients and in 6 out of 109 patients after the first year of treatment.

Overall, the most frequent AEs grade 3 or higher were pneumonia (16.9%), hypertension (13.5%), neutropenia (11.5%), thrombocytopenia (7.4%), and diarrhea (5.4%), regardless of relationship to study drug.  Grade 3 or higher SAEs were reported in RR patients at 62% compared to TN patients at 29%.  Pneumonia was reported in TN patients at 6.5% and in RR patients at 19.7%.

Within the efficacy population (n = 140), the ORR was 86.2% for TN patients and 88.3% for RR patients who achieved a partial response (PR) or better.  The ORR combined with PR with lymphocytosis suggests that 93.1% of TN patients and 93.7% of RR patients achieved an objective response to ibrutinib therapy based on Cheson JCO 2012.

After a median follow up of 27.2 months (range 1.9-42 months) for TN and RR responders who achieved PR or better, the median DOR has not been reached.  At landmark 30 months, 76.1% of the responders were alive without progression.

Conclusions:  Ibrutinib as a single agent demonstrates long-term safety, tolerability, and durability of response in patients with TN and RR CLL/SLL.  Indeed, a decrease in the number of patients experiencing SAEs or AEs grade 3 or higher after 1 year of treatment with ibrutinib resulted in low rates of treatment-related discontinuation after that time point.  Grade 3 or higher SAEs were reported at a two-fold higher rate in patients who had received prior therapies, which may be reflective of disease state rather than relationship to ibrutinib.  A majority of patients remain on ibrutinib monotherapy with the median DOR not yet reached in the ongoing extension study.